Filed Pursuant to Rule 424(b)(3)
Registration No. 333-208751
RREEF PROPERTY TRUST, INC.
SUPPLEMENT NO. 12 DATED OCTOBER 2, 2019
TO THE PROSPECTUS DATED APRIL 11, 2019

This document supplements, and should be read in conjunction with, our prospectus dated April 11, 2019, as supplemented by Supplement No. 1 dated April 11, 2019, Supplement No. 2 dated May 2, 2019, Supplement No. 3 dated May 17, 2019, Supplement No. 4 dated June 3, 2019, Supplement No. 5 dated June 14, 2019, Supplement No. 6 dated July 2, 2019, Supplement No. 7 dated August 1, 2019, Supplement No. 8 dated August 15, 2019, Supplement No. 9 dated September 3, 2019, Supplement No. 10 dated September 4, 2019 and Supplement No. 11 dated September 17, 2019. Unless otherwise defined herein, capitalized terms shall have the same meanings as set forth in the prospectus. The purpose of this supplement is to disclose:

•	our daily net asset value per share for our Class A, Class I, Class T and Class D shares for the month of September 2019;

•	the distribution declared by our board of directors for Class A, Class I, Class T and Class D shares for the fourth quarter of 2019; and

•	the limit on redemptions pursuant to our share redemption plan for the fourth quarter of 2019.

Historical NAV per Share

The following table sets forth the net asset value, or NAV, per share for the Class A, Class I, Class T and Class D shares of our common stock on each business day for the month of September 2019:

Date	NAV per Class A Share	NAV per Class I Share	NAV per Class T Share	NAV per Class D Share*
September 3, 2019	$14.37	$14.45	$14.40	$14.45
September 4, 2019	$14.37	$14.46	$14.40	$14.46
September 5, 2019	$14.36	$14.45	$14.39	$14.45
September 6, 2019	$14.37	$14.45	$14.40	$14.45
September 9, 2019	$14.36	$14.44	$14.39	$14.44
September 10, 2019	$14.34	$14.43	$14.37	$14.42
September 11, 2019	$14.34	$14.43	$14.38	$14.42
September 12, 2019	$14.35	$14.44	$14.38	$14.43
September 13, 2019	$14.34	$14.42	$14.37	$14.42
September 16, 2019	$14.35	$14.43	$14.38	$14.43
September 17, 2019	$14.36	$14.44	$14.39	$14.44
September 18, 2019	$14.35	$14.44	$14.39	$14.43
September 19, 2019	$14.36	$14.44	$14.39	$14.44
September 20, 2019	$14.36	$14.45	$14.40	$14.44
September 23, 2019	$14.38	$14.47	$14.41	$14.46
September 24, 2019	$14.38	$14.47	$14.42	$14.47
September 25, 2019	$14.39	$14.48	$14.43	$14.48
September 26, 2019	$14.41	$14.50	$14.44	$14.50
September 27, 2019	$14.41	$14.50	$14.44	$14.50
September 30, 2019	$14.43	$14.52	$14.47	$14.52
*Class D shares are currently being offered pursuant to a private placement offering.

Purchases and redemptions of shares of our common stock are made in accordance with our policies as set forth in our prospectus. Our NAV per share is posted daily on our website at www.rreefpropertytrust.com for our publicly offered shares and is made available on our toll-free, automated telephone line at (855) 285-0508.

Please refer to “Net Asset Value Calculation and Valuation Guidelines” in our prospectus for important information about how our NAV is determined. Our NAV per share, which is updated at the end of each business day, along with our prospectus, as supplemented, are available on our website for our publicly offered shares.
Distribution Declaration
Our board of directors authorized and declared daily cash distributions of $0.00198517 per share for the period commencing on October 1, 2019 and ending on December 31, 2019 for each outstanding share of Class A, Class I, Class T and Class D common stock (before adjustment for any class-specific fees). The distribution will be paid monthly in arrears.
Share Redemption Plan Limit
For the quarter ended December 31, 2019, the limit for redemptions pursuant to our share redemption plan is $17,177,666.